EXHIBIT 10.4

ANNUAL INCENTIVE PLAN

Named Executive Officers are eligible to receive an annual incentive of up to 30% of Base Salary at the discretion of the Board of Directors. Performance expectations are established around the attainment of specific performance ratios, performance to current year financial plan, and satisfactory compliance with regulatory and audit reviews as well as consideration of the potential impact of executives’ actions on safe and sound operations and appropriate risk management controls. The Board retains the flexibility to make discretionary adjustments up or down based on performance judgments that may be subjective. The Board of Directors annually determine what percentage is to be paid, generally at a meeting of the Board of Directors in February of each year, or, if the audited financial statements for CSB are not prepared at least seven (7) days before such meeting, at a meeting of the Board of Directors in March.